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                                                                   Exhibit 10.44

                            Davis Brothers Venture
                          4130 East Brookhaven Dr. N.E.
                                Atlanta, GA 30319

August 24, 2001

MR. BOB SPEIZMAN
SPEIZMAN INDUSTRIES, INC.
701 Griffith Road
Charlotte, NC  28217

Re:   Chicago Lease

Dear Bob,

Confirming our conversation earlier this week, the building in Chicago will continue to be available to you until such time as we find a buyer. We will notify you immediately when a contract is signed, and you would have an additional ninety (90) days following the close of the sale. In the even that the buyer is an investor rather than a business operator, you would of course have the opportunity of negotiating with the new owner for an extended lease.

The actual square footage is 6,876. We will adjust the rent to $9.00 per square foot which would make a monthly lease payment of $5,157.00. Davis Brothers Venture will continue to be responsible for the taxes and insurance, and you as tenant will continue to cover the maintenance of the property. It's my understanding that there are no problems with the building at this time.

Should the property not sell within six (6) months, we will revisit this arrangement. If this is acceptable please sign and date as indicated below.

Sincerely,

/s/ C. Alex Davis

C. Alex Davis
Davis Brothers Venture

ACCEPTED BY:

/s/ Robert S. Speizman

Robert Speizman   Dated  8/28/01
Speizman Industries